UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2026

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

One Market Street, Ste. 400
San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 507-5000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADSK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Revolving Credit Agreement

On June 15, 2026 (the “Effective Date”), Autodesk, Inc. (the “Company”) entered into an Amendment No. 1 to Credit Agreement (the “Revolver Amendment”), which amends the Company’s existing Credit Agreement, dated as of May 8, 2025, among the Company, Citibank, N.A. (“Citibank”), as administrative agent, and the lenders from time to time party thereto (as amended, the “Revolving Credit Agreement”). Among other things, the Revolver Amendment:

(i)	increases the commitments of the unsecured revolving credit facility provided pursuant to the Revolving Credit Agreement from an aggregate principal amount of $1.5 billion to an aggregate principal amount of $2 billion, and

(ii)	provides greater funding certainty to consummate the Company’s merger transaction with MaintainX Inc. (the “Acquisition”) by providing more limited conditions to borrowing under the Revolving Credit Agreement, in the case of borrowings up to $1.0 billion that are applied on the closing date of the Acquisition (the “Acquisition Closing Date”) for purposes of funding the Acquisition transaction.

Except as amended by the Revolver Amendment, the terms of the Revolving Credit Agreement remain in full force and effect.

The Revolver Amendment is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The above description does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Term Loan Agreement

On the Effective Date, the Company entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) with Citibank, as administrative agent, and the lenders from time to time party thereto, which provides for an unsecured 364-day delayed draw term loan facility in the aggregate principal amount of $1.0 billion.

Borrowings under the Term Loan Credit Agreement are limited to loans funded on the Acquisition Closing Date (the “Term Loan”) for purposes of funding the Acquisition transaction and will mature 364 days after the Acquisition Closing Date. Voluntary prepayments of the Term Loan are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs. The Term Loan is also subject to certain mandatory prepayment events, including by an amount equal to the net cash proceeds received by the Company from certain debt issuances, equity issuances or asset sales (in each case, subject to certain exceptions). In the case of any such events occurring prior to the funding of the Term Loan on the Acquisition Closing Date, the commitments under the Term Loan will be reduced by the same amounts that otherwise would have been required to be applied as a mandatory prepayment of the funded Term Loan.

The Term Loan will bear interest, at the Company’s option, at a rate per annum equal to either (i) the Base Rate (as defined below) plus a margin ranging from 0.0% to 0.125%, depending on the Company’s public debt rating or (ii) a SOFR rate plus a margin ranging from 0.625% to 1.125%, depending on the Company’s public debt rating. As used herein, “Base Rate” means a floating rate per annum equal to the greatest of (A) Citibank’s base lending rate, (B) the federal funds rate plus 0.50% and (C) Term SOFR for a one-month tenor plus 1.00%.

Under the Term Loan Credit Agreement, the Company will pay to each Lender a ticking fee on a quarterly basis based on undrawn commitments under the Term Loan Credit Agreement of between 0.050% and 0.125% per annum, depending on the Company’s public debt rating. Such ticking fee will not begin to accrue until 120 days after the Effective Date.

The Term Loan Credit Agreement contains substantially similar representations, warranties, covenants, events of default, and financial covenants (including requirements with respect to a maximum leverage ratio of Consolidated Covenant Debt to Consolidated EBITDA (each as defined in the Term Loan Credit Agreement)) as provided in the Revolving Credit Agreement.

Citibank and the other lenders under the Revolving Credit Agreement and the Term Loan Credit Agreement, and certain of their respective affiliates have provided, and in the future may provide, financial, banking and related services to the Company. These parties have received, and in the future may receive, compensation from the Company for these services.

The Term Loan Credit Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein. The above description does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Items 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Amendment No. 1 to Credit Agreement, dated June 15, 2026, by and among Autodesk, Inc., the lenders party thereto, and Citibank, N.A., as administrative agent
10.2*	Credit Agreement, dated June 15, 2026, by and among Autodesk, Inc., the lenders party thereto, and Citibank, N.A., as administrative agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

	By:	/s/ Janesh Moorjani
Janesh Moorjani
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: June 15, 2026

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